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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person

Cohen                               Marvin
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(Last)                              (First)                             (Middle)

                                 82 Battel Place
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                                    (Street)

                                Oradell, NJ 07649
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
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4. Statement for Month/Year
                                  January 1996
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director*

[X] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
                             Senior Vice President
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

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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
Common Stock, par value $.01/share
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Common Stock, par value $.01/share                          1/5/96               S                         3,000       D       13.50
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Common Stock, par value $.01/share                          1/24/96              S                         1,000       D       13.25
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Common Stock, par value $.01/share                          1/25/96              S                         1,000       D       13.25
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Common Stock, par value $.01/share                          1/26/96              S                         2,400       D       13.25
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Common Stock, par value $.01/share                          1/29/96              S                        40,000       D       13.50
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Common Stock, par value $.01/share                          1/30/96              S                        10,000       D       14.00
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Common Stock, par value $.01/share                          1/31/96              S                           750       D       14.75
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

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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        6. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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
Common Stock, par value $.01/share                          413,160*
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share                          355,010                        D
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
*Previously Reported; adjusted for stock dividends.

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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
*Incentive Stock Option                  2.25
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*Incentive Stock Option                  2.69
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*Incentive Stock Option                  3.25
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*Common Stock Option                     5.75
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*Incentive Stock Option                 16.85
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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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
*Incentive Stock Option              11/7/91      11/6/96    Common Stock       66,000
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*Incentive Stock Option              11/9/92      11/8/97    Common Stock       22,000
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*Incentive Stock Option              1/3/94       1/2/99     Common Stock       11,000
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*Common Stock Option                 2/6/95       2/5/05     Common Stock       25,000
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*Incentive Stock Option              9/6/96       9/6/00     Common Stock       50,000
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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
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
*Incentive Stock Option                         66,000                               D
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*Incentive Stock Option                         22,000                               D
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*Incentive Stock Option                         11,000                               D
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*Common Stock Option                            25,000                               D
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*Incentive Stock Option                         50,000                               D
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
Explanation of Responses:

*Previously reported on Form 4



                         /s/Marvin Cohen                        2/8/96
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                         Signature of Reporting Person           Date